HomeStreet Reports Third Quarter 2022 Results

Fully diluted EPS $1.08	ROAE: 13.4% ROATE: 14.2%	ROAA: 0.91%
SEATTLE – October 24, 2022 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended September 30, 2022. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“During the third quarter, we grew our loan portfolio by 7% and, excluding the impact of our sale of branches in eastern Washington, increased total deposits by 10%.” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “Our less volatile net interest income increased by 5% during the third quarter, offsetting the decline in single family mortgage loan sales revenue which continues to be adversely impacted by rising mortgage interest rates. Additionally, despite inflationary pressures, we were able to decrease our noninterest expenses during the third quarter to below $50 million. These results are in line with our strategy of growing our less volatile net interest income while leveraging our existing expense structure to improve bottom line results. With the substantial increases in interest rates, our funding costs increased faster than our loan yields in the quarter. As a result, our net interest margin declined in the quarter. However, the growth in earning assets more than offset the impact of a lower net interest margin and our net interest income grew 5% quarter over quarter. In the near term we are mitigating the impact of rising rates on our funding costs through using higher rate promotional deposit products and over the longer term through organic growth in core deposits. Fortunately, our retail deposit franchise is able to attract deposits at interest rates meaningfully below wholesale borrowing rates.”

Operating Results
                  Third quarter 2022 compared to second quarter 2022
•Net income: $20.4 million compared to $17.7 million
•Earnings per fully diluted share: $1.08 compared to $0.94
•Net interest margin: 3.00% compared to 3.27%
•Return on Average Equity ("ROAE"): 13.4% compared to 11.8%
•Return on Average Tangible Equity ("ROATE"): 14.2% compared to 12.6%
•Return on Average Assets ("ROAA"): 0.91% compared to 0.89%
•Efficiency ratio: 68.4% compared to 68.5%

Financial Position
                    Third quarter 2022 compared to second quarter 2022
•Loan portfolio originations: $914 million compared to $1.3 billion
•Loans held for investment increased by $453 million in the third quarter
•Total deposits increased by $618 million excluding the impact of branch sale
•Period ending cost of deposits: 0.71% compared to 0.24%
•Tangible book value per share: $27.92 compared to $29.37

“We continued to produce high levels of loan portfolio originations in the third quarter. In part due to historically low prepayments in multifamily loans, in the first three quarters of 2022 our total loans held for investment increased 31%," added Mr. Mason. We anticipate continuing low mortgage banking rate locks volumes and decreased loan portfolio originations in the fourth quarter due to rising interest rates and economic uncertainty.”

Other
•Entered into an agreement to purchase deposits and three retail branches in southern California
•Completed sale of five branches in eastern Washington
•Declared and paid a cash dividend of $0.35 per share in the third quarter

Mr. Mason concluded, “During the third quarter we realized a $4.3 million gain on the sale of five branches in eastern Washington which included the divestiture of approximately $190 million in deposits and $40 million in loans. We recently entered into an agreement to purchase three retail deposit branches in southern California that include approximately $490 million of deposits and $22 million in loans. Consumer deposits comprise 83% of the total and 39% of the deposits are noninterest-bearing. The weighted average rate for interest-bearing deposits is currently less than 10 basis points. We are excited about this opportunity to expand our footprint in the southern California market. We currently anticipate the closing of this transaction to occur in the first quarter of 2023. The additional funding from the completion of this transaction is expected to be used to repay higher rate borrowings."

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, October 25, 2022 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss third quarter 2022 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL:https://www.netroadshow.com/events/login?show=c17ab50e&confId=41907 or may join the call by dialing directly at 1-833-927-1758 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 247077.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-929-458-6194 and entering passcode 875368.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Select Income Statement Data:
Net interest income	$63,018	$60,056	$54,546	$57,084	$57,484
Provision for credit losses	—	—	(9,000)	(6,000)	(5,000)
Noninterest income	13,322	13,013	15,558	28,620	24,298
Noninterest expense	49,889	50,637	54,473	53,971	51,949
Income:
Before income taxes	26,451	22,432	24,631	37,733	34,833
Total	20,367	17,721	19,951	29,432	27,170
Net income per share - diluted	1.08	0.94	1.01	1.43	1.31
Select Performance Ratios:
Return on average equity - annualized	13.4%	11.8%	11.6%	16.1%	14.8%
Return on average tangible equity - annualized (1)	14.2%	12.6%	12.2%	17.0%	15.6%
Return on average assets - annualized	0.91%	0.89%	1.10%	1.59%	1.48%
Efficiency ratio (1)	68.4%	68.5%	77.0%	62.2%	62.8%
Net interest margin	3.00%	3.27%	3.29%	3.34%	3.42%
Other data:
Full-time equivalent employees ("FTE")	935	956	962	970	983

(1)Return on average tangible equity and the efficiency ratio are non-GAAP financial measures. For a reconciliation of return on average tangible equity to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Select Balance Sheet Data:
Loans held for sale	$13,787	$47,314	$59,150	$176,131	$395,112
Loans held for investment, net	7,175,881	6,722,382	5,826,546	5,495,726	5,299,741
Allowance for credit losses ("ACL")	37,606	37,355	37,944	47,123	54,516
Investment securities	1,311,941	1,237,957	1,083,640	1,006,691	983,038
Total assets	9,072,887	8,582,886	7,510,894	7,204,091	7,372,451
Deposits	6,610,231	6,183,299	6,270,535	6,146,509	6,359,660
Borrowings	1,569,000	1,458,000	273,000	41,000	—
Long-term debt	224,314	224,227	224,137	126,026	125,979
Total shareholders' equity	552,789	580,767	601,231	715,339	710,376
Other Data:
Book value per share	$29.53	$31.04	$32.15	$35.61	$34.74
Tangible book value per share (1)	$27.92	$29.37	$30.47	$34.04	$33.18
Total equity to total assets	6.1%	6.8%	8.0%	9.9%	9.6%
Tangible common equity to tangible assets (1)	5.8%	6.4%	7.6%	9.5%	9.2%
Shares outstanding at end of period	18,717,557	18,712,789	18,700,536	20,085,336	20,446,648
Loans to deposit ratio	109.3%	110.1%	94.5%	93.0%	90.4%
Credit Quality:
ACL to total loans (2)	0.53%	0.56%	0.66%	0.88%	1.06%
ACL to nonaccrual loans	306.6%	411.3%	320.3%	386.2%	307.8%
Nonaccrual loans to total loans	0.17%	0.13%	0.20%	0.22%	0.33%
Nonperforming assets to total assets	0.15%	0.13%	0.17%	0.18%	0.26%
Nonperforming assets	$13,991	$10,835	$12,581	$12,936	$19,196
Regulatory Capital Ratios: (3)
Bank
Tier 1 leverage ratio	9.14%	9.78%	10.30%	10.11%	10.17%
Total risk-based capital	12.56%	12.29%	13.23%	13.77%	13.71%
Company
Tier 1 leverage ratio	7.60%	8.38%	8.99%	9.94%	10.00%
Total risk-based capital	11.71%	11.49%	12.65%	12.66%	13.01%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.
(3)Regulatory capital ratios at September 31, 2022 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2022	December 31, 2021

ASSETS
Cash and cash equivalents	$57,256	$65,214
Investment securities	1,311,941	1,006,691
Loans held for sale	13,787	176,131
Loans held for investment ("LHFI"), (net of allowance for credit losses of $37,606 and $47,123)	7,175,881	5,495,726
Mortgage servicing rights	114,630	100,999
Premises and equipment, net	51,706	58,154
Other real estate owned	1,725	735
Goodwill and other intangibles	30,215	31,709
Other assets	315,746	268,732
Total assets	$9,072,887	$7,204,091
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,610,231	$6,146,509
Borrowings	1,569,000	41,000
Long-term debt	224,314	126,026
Accounts payable and other liabilities	116,553	175,217
Total liabilities	8,520,098	6,488,752
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,717,557 and 20,085,336 shares issued and outstanding	225,725	249,856
Retained earnings	432,995	444,343
Accumulated other comprehensive income (loss)	(105,931)	21,140
Total shareholders' equity	552,789	715,339
Total liabilities and shareholders' equity	$9,072,887	$7,204,091

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Interest income:
Loans	$73,329	$56,117	$186,108	$166,763
Investment securities	9,014	5,130	22,359	16,091
Cash, Fed Funds and other	1,060	141	1,655	472
Total interest income	83,403	61,388	210,122	183,326
Interest expense:
Deposits	8,321	2,507	13,498	8,930
Borrowings	12,064	1,397	19,004	4,423
Total interest expense	20,385	3,904	32,502	13,353
Net interest income	63,018	57,484	177,620	169,973
Provision for credit losses	—	(5,000)	(9,000)	(9,000)
Net interest income after provision for credit losses	63,018	62,484	186,620	178,973
Noninterest income:
Net gain on loan origination and sale activities	2,647	17,509	16,213	72,239
Loan servicing income	2,741	2,014	9,706	4,693
Deposit fees	2,223	2,091	6,516	5,912
Other	5,711	2,684	9,458	8,511
Total noninterest income	13,322	24,298	41,893	91,355
Noninterest expense:
Compensation and benefits	27,341	31,175	89,563	101,388
Information services	7,038	6,902	21,880	20,635
Occupancy	6,052	5,705	18,315	18,170
General, administrative and other	9,458	8,167	25,241	21,179
Total noninterest expense	49,889	51,949	154,999	161,372
Income before income taxes	26,451	34,833	73,514	108,956
Income tax expense	6,084	7,663	15,475	22,966
Net income	$20,367	$27,170	$58,039	$85,990

Net income per share:
Basic	$1.09	$1.32	$3.05	$4.08
Diluted	$1.08	$1.31	$3.03	$4.03
Weighted average shares outstanding:
Basic	18,716,864	20,613,290	19,000,007	21,099,059
Diluted	18,796,737	20,819,601	19,137,848	21,352,715

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Interest income:
Loans	$73,329	$59,825	$52,954	$55,403	$56,117
Investment securities	9,014	7,379	5,966	5,469	5,130
Cash, Fed Funds and other	1,060	487	108	97	141
Total interest income	83,403	67,691	59,028	60,969	61,388
Interest expense:
Deposits	8,321	2,893	2,284	2,481	2,507
Borrowings	12,064	4,742	2,198	1,404	1,397
Total interest expense	20,385	7,635	4,482	3,885	3,904
Net interest income	63,018	60,056	54,546	57,084	57,484
Provision for credit losses	—	—	(9,000)	(6,000)	(5,000)
Net interest income after provision for credit losses	63,018	60,056	63,546	63,084	62,484
Noninterest income:
Net gain on loan origination and sale activities	2,647	5,292	8,274	20,079	17,509
Loan servicing income	2,741	3,661	3,304	2,540	2,014
Deposit fees	2,223	2,218	2,075	2,156	2,091
Other	5,711	1,842	1,905	3,845	2,684
Total noninterest income	13,322	13,013	15,558	28,620	24,298
Noninterest expense:
Compensation and benefits	27,341	30,191	32,031	30,627	31,175
Information services	7,038	7,780	7,062	7,278	6,902
Occupancy	6,052	5,898	6,365	5,662	5,705
General, administrative and other	9,458	6,768	9,015	10,404	8,167
Total noninterest expense	49,889	50,637	54,473	53,971	51,949
Income before income taxes	26,451	22,432	24,631	37,733	34,833
Income tax expense	6,084	4,711	4,680	8,301	7,663
Net income	$20,367	$17,721	$19,951	$29,432	$27,170

Net income per share:
Basic	$1.09	$0.95	$1.02	$1.45	$1.32
Diluted	$1.08	$0.94	$1.01	$1.43	$1.31
Weighted average shares outstanding:
Basic	18,716,864	18,706,953	19,585,753	20,251,824	20,613,290
Diluted	18,796,737	18,834,443	19,791,913	20,522,475	20,819,601

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended		Nine Months Ended
Average Balances:	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Investment securities	$1,252,923	$994,593	$1,139,761	$1,030,726
Loans	7,070,998	5,577,149	6,336,185	5,615,624
Total interest-earning assets	8,436,745	6,719,258	7,562,698	6,747,322
Total assets	8,899,684	7,264,933	8,075,150	7,305,546
Deposits: Interest-bearing	4,852,515	4,525,730	4,644,609	4,563,927
Deposits: Noninterest-bearing	1,576,387	1,679,086	1,662,465	1,552,201
Borrowings	1,530,449	32,167	790,907	137,754
Long-term debt	224,259	125,948	217,732	125,902
Total interest-bearing liabilities	6,607,223	4,683,845	5,653,248	4,827,583

Average Yield/Rate:
Investment securities	3.22%	2.34%	2.97%	2.34%
Loans	4.09%	3.98%	3.90%	3.95%
Total interest earning assets	3.95%	3.65%	3.74%	3.65%
Deposits: Interest-bearing	0.68%	0.22%	0.39%	0.26%
Total deposits	0.51%	0.16%	0.29%	0.20%
Borrowings	2.43%	0.54%	1.99%	0.33%
Long-term debt	4.56%	4.28%	4.33%	4.31%
Total interest-bearing liabilities	1.22%	0.33%	0.76%	0.37%
Net interest rate spread	2.74%	3.32%	2.98%	3.28%
Net interest margin	3.00%	3.42%	3.17%	3.39%

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Investment securities	$1,252,923	$1,134,929	$1,028,971	$990,273	$994,593
Loans	7,070,998	6,231,081	5,691,316	5,767,597	5,577,149
Total interest earning assets	8,436,745	7,447,008	6,786,205	6,840,317	6,719,258
Total assets	8,899,684	7,945,298	7,363,589	7,356,957	7,264,933
Deposits: Interest-bearing	4,852,515	4,563,974	4,513,613	4,591,239	4,525,730
Deposits: Noninterest-bearing	1,576,387	1,668,631	1,744,220	1,728,558	1,679,086
Borrowings	1,530,449	761,606	64,557	25,711	32,167
Long-term debt	224,259	224,167	204,553	125,995	125,948
Total interest-bearing liabilities	6,607,223	5,549,747	4,782,723	4,742,945	4,683,845

Average Yield/Rate:
Investment securities	3.22%	2.97%	2.68%	2.50%	2.34%
Loans	4.09%	3.82%	3.74%	3.79%	3.98%
Total interest earning assets	3.95%	3.68%	3.55%	3.57%	3.65%
Deposits: Interest-bearing	0.68%	0.25%	0.21%	0.21%	0.22%
Total deposits	0.51%	0.19%	0.15%	0.16%	0.16%
Borrowings	2.43%	1.21%	0.56%	0.73%	0.54%
Long-term debt	4.56%	4.28%	4.12%	4.29%	4.28%
Total interest-bearing liabilities	1.22%	0.55%	0.38%	0.33%	0.33%
Net interest rate spread	2.74%	3.13%	3.17%	3.24%	3.32%
Net interest margin	3.00%	3.27%	3.29%	3.34%	3.42%

Results of Operations

Third Quarter of 2022 Compared to the Second Quarter of 2022

Our net income and income before taxes were $20.4 million and $26.5 million, respectively, in the third quarter of 2022, as compared to $17.7 million and $22.4 million, respectively, in the second quarter of 2022. The $4.0 million increase in income before taxes was due to higher net interest income, higher noninterest income and lower noninterest expense.

Our effective tax rate was 23.0% in the third quarter of 2022 as compared to 21.0% in second quarter of 2022 and a statutory rate of 25.3%. While our effective tax rate was lower than our statutory rate due to the benefits of tax advantaged investments, our effective tax rate in the third quarter of 2022 was higher than the second quarter of 2022 due to the diminishing impact of tax-exempt interest.

Net interest income was $3.0 million higher in the third quarter of 2022 as compared to the second quarter of 2022 due primarily to a 13% increase in average interest earning assets, which was partially offset by a decrease in our net interest margin from 3.27% to 3.00%. The increase in the average balance of interest-earning assets was due to the high level of loan originations during the third quarter. Our net interest margin decreased to 3.00% as a 67 basis point increase in the cost of interest-bearing liabilities was partially offset by a 27 basis point increase in the yield on interest-earning assets. Yields on interest-earning assets increased as the yields on loan originations during the third quarter were higher than the rates of our existing portfolio of loans and yields on adjustable rate loans increased due to increases in the indexes on which their pricing is based. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as our sources of funding. Our cost of borrowings increased 122 basis points during the third quarter while the cost of deposits increased 32 basis points. Additionally, our average borrowings increased by $769 million to fund the growth of our loan portfolio. The increases in yields on interest-earning assets and the rates paid on interest-bearing liabilities were due to the significant increases in market interest rates during the first nine months of 2022.

No provision for credit losses was recorded during the second or third quarter of 2022 as the benefits of the continuing favorable performance of our loan portfolio was used to offset any required additions to our ACL resulting from the growth in our loan portfolio.

The increase in noninterest income in the third quarter of 2022 as compared to the second quarter of 2022 was primarily due to an increase in other income due to a $4.3 million gain on sale of five eastern Washington branches. This increase was partially offset by a decrease in net gain on loan origination and sale activities due primarily to a $2.2 million decrease in single family gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was primarily due to a decrease in rate lock volume as a result of the effects of increasing interest rates.

The $0.7 million decrease in noninterest expense in the third quarter of 2022 as compared to the second quarter of 2022 was primarily due to lower compensation and benefit costs, which was partially offset by higher general, administrative and other costs. The decrease in compensation and benefit costs was due to reduced headcount due to the sale of the five eastern Washington branches and lower commission and bonus expenses. General, administrative and other costs increased in the third quarter of 2022 as compared to second quarter of 2022 due to an increase in marketing costs related to our promotional deposit products and higher FDIC fees due to our larger asset base.

Nine Months Ended September 30,2022 Compared to the Nine Months Ended September 30,2021

Our net income and income before taxes were $58.0 million and $73.5 million, respectively, in the nine months ended September 30, 2022, as compared to $86.0 million and $109.0 million, respectively, in the nine months ended September 30, 2021. The $35.4 million decrease in income before taxes was due to lower noninterest income, partially offset by higher net interest income and lower noninterest expense.
Our effective tax rate during nine months ended September 30, 2022 and 2021 was 21.1% and our statutory rate was 25.3% in 2022 and 24.2% in 2021. Our effective tax rate for both periods was lower than our statutory rate due to the benefits of tax advantaged investments and reductions in taxes on income related to excess tax benefits resulting from the exercise and vesting of stock awards during the periods.

Net interest income for the nine months ended September 30, 2022 increased $7.6 million as compared to the nine months ended September 30, 2021 due primarily to increases in the average balance of interest earning assets, partially offset by a decrease in our net interest margin. The increase in interest-earning assets was due to the high level of loan originations and purchases of investment securities during the first nine months of 2022. Our net interest margin decreased from 3.39% in the nine months ended September 30, 2021 to 3.17% in the nine months ended September 30, 2022 due to a 39 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a nine basis point increase in the yield on interest earning assets. The increase in yield on interest-earning assets was primarily due to higher yields on investment securities due to adjustments to yields realized from longer estimated lives of certain securities and the yields of securities purchased during the first nine months of 2022 being higher than the yields on our existing portfolio. The increase in the rates paid on our interest-bearing liabilities was due to higher deposit costs, higher borrowing costs and an increase in the proportion of higher cost borrowings used as our sources of funding. The increases in the rates paid on deposits was due to the significant increase in market interest rates during the first nine months of 2022. Our average borrowings increased by $653 million to fund the growth of our loan portfolio and investment securities. Our cost of borrowings increased from 33 basis points during the first nine months of 2021 to 199 basis points during the first nine months of 2022 due to the significant increase in market interest rates during the first nine months of 2022 and the impact of the $100 million subordinated notes offering completed in January 2022.

As a result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $9 million recovery of our allowance for credit losses in both the nine months ended September 30, 2022 and 2021.

The decrease in noninterest income for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 was due to a decrease in gain on loan origination and sale activities, which was partially offset by higher loan servicing income and the $4.3 million gain on sale of eastern Washington branches. The $56.0 million decrease in gain on loan origination and sale activities was due to a $44.4 million decrease in single family gain on loan origination and sale activities and a $11.7 million decrease in CRE and commercial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume and margins as a result of the effects of increasing interest rates. The decrease in CRE and commercial gain on loan origination and sale activities was primarily due to an 72% decrease in the volume of loans sold. The $5.0 million increase in loan servicing income was primarily due to lower levels of prepayments.

The $6.4 million decrease in noninterest expense in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 was due to lower compensation and benefit costs, partially offset by increases in information services and general, administrative and other expenses. The $11.8 million decrease in compensation and benefit costs was primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations, lower bonus expense and lower headcount, which were partially offset by wage increases given in 2022. The increase in information services costs was due to the implementation of new systems in the second quarter of 2022 and higher activity levels. The increase in general, administrative and other costs was primarily due to a $1.9 million reimbursement of legal costs received from our insurance carrier in the first nine months of September 30, 2021, nonrecurring costs expended on litigation activities and legal matters in 2022 and an increase in marketing costs related to our promotional deposit products.

Financial Position

During the nine months ended September 30, 2022, our total assets increased $1.9 billion due primarily to a $1.7 billion increase in loans held for investment and a $305 million increase in investment securities which were partially offset by a decrease of $162 million in loans held for sale. Loans held for investment increased due to $3.0 billion of originations, which were partially offset by prepayments and scheduled payments of $1.3 billion. Total liabilities increased $2.0 billion due to increases in deposits, borrowings and long-term debt. Deposits increased $464 million primarily due to increased balances of brokered deposits and certificates of deposit related to our promotional products. The $1.5 billion increase in borrowings was used to fund the growth in our loans and investment securities. Long-term debt increased due to our $100 million subordinated notes offering completed in January 2022.

Loans Held for Investment ("LHFI")

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Commercial real estate ("CRE")
Non-owner occupied CRE	$666,394	$711,077	$699,277	$705,359	$754,031
Multifamily	3,923,946	3,475,697	2,729,775	2,415,359	2,090,156
Construction/land development	590,092	569,896	528,134	496,144	514,322
Total	5,180,432	4,756,670	3,957,186	3,616,862	3,358,509
Commercial and industrial loans
Owner occupied CRE	432,114	470,259	464,356	457,706	450,350
Commercial business	361,635	393,764	387,938	401,872	435,756
Total	793,749	864,023	852,294	859,578	886,106
Consumer loans
Single family (1)	907,044	822,389	759,286	763,331	793,927
Home equity and other	332,262	316,655	295,724	303,078	315,715
Total	1,239,306	1,139,044	1,055,010	1,066,409	1,109,642
Total LHFI	7,213,487	6,759,737	5,864,490	5,542,849	5,354,257
Allowance for credit losses ("ACL")	(37,606)	(37,355)	(37,944)	(47,123)	(54,516)
Total LHFI less ACL	$7,175,881	$6,722,382	$5,826,546	$5,495,726	$5,299,741
(1)Includes $5.8 million, $6.5 million, $7.0 million, $7.3 million and $4.5 million of single family loans that are carried at fair value at September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, respectively.

Loan Roll-forward

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Loans - beginning balance	$6,759,737	$5,864,490	$5,542,849	$5,354,257	$5,392,523
Originations and advances	914,129	1,309,883	747,238	794,869	804,307
Transfers (to) from loans held for sale	(4,677)	(1,103)	(6,731)	(2,034)	(261,697)
Payoffs, paydowns and other	(455,607)	(411,859)	(418,852)	(602,613)	(580,754)
Charge-offs and transfers to OREO	(95)	(1,674)	(14)	(1,630)	(122)
Loans - ending balance	$7,213,487	$6,759,737	$5,864,490	$5,542,849	$5,354,257

Loan Originations and Advances

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

CRE
Non-owner occupied CRE	$11,003	$39,194	$23,632	$33,390	$30,065
Multifamily	473,733	821,980	371,047	395,365	408,353
Construction/land development	208,057	189,827	174,770	180,083	191,774
Total	692,793	1,051,001	569,449	608,838	630,192
Commercial and industrial loans
Owner occupied CRE	11,176	21,785	20,534	27,323	11,879
Commercial business	36,144	61,286	53,959	49,580	38,157
Total	47,320	83,071	74,493	76,903	50,036
Consumer loans
Single family	118,727	118,957	70,067	73,035	93,602
Home equity and other	55,289	56,854	33,229	36,093	30,477
Total	174,016	175,811	103,296	109,128	124,079
Total loan originations and advances	$914,129	$1,309,883	$747,238	$794,869	$804,307

Credit Quality
As of September 30, 2022, our ratio of nonperforming assets to total assets remained low at 0.15%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.30%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

September 30, 2022
Total loans held for investment	$3,139	$867	$5,064	$12,266	$21,336	$7,192,151	$7,213,487
%	0.04%	0.01%	0.07%	0.17%	0.30%	99.70%	100.00%

June 30, 2022
Total loans held for investment	$3,292	$1,709	$7,010	$9,082	$21,093	$6,738,644	$6,759,737
%	0.05%	0.03%	0.10%	0.13%	0.31%	99.69%	100.00%
(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $11.6 million and $10.2 million at September 30, 2022 and June 30, 2022, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Allowance for credit losses
Beginning balance	$37,355	$37,944	$47,123	$54,516	$59,897
Provision for credit losses	249	(216)	(9,223)	(5,952)	(5,348)
Recoveries (charge-offs), net	2	(373)	44	(1,441)	(33)
Ending balance	$37,606	$37,355	$37,944	$47,123	$54,516

Allowance for unfunded commitments:
Beginning balance	$2,843	$2,627	$2,404	$2,452	$2,104
Provision for credit losses	(249)	216	223	(48)	348
Ending balance	$2,594	$2,843	$2,627	$2,404	$2,452

Provision for credit losses:
Allowance for credit losses - loans	$249	$(216)	$(9,223)	$(5,952)	$(5,348)
Allowance for unfunded commitments	(249)	216	223	(48)	348
Total	$—	$—	$(9,000)	$(6,000)	$(5,000)

Allocation of Allowance for Credit Losses by Product Type

	September 30, 2022		June 30, 2022		March 31, 2022
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,106	0.32%	$2,180	0.31%	$2,294	0.33%
Multifamily	11,183	0.29%	10,074	0.29%	8,427	0.31%
Construction/land development
Multifamily construction	665	1.06%	566	1.30%	456	1.24%
CRE construction	160	0.86%	185	0.90%	184	1.02%
Single family construction	9,564	2.77%	10,687	3.08%	7,735	2.42%
Single family construction to perm	1,140	0.70%	1,159	0.73%	990	0.64%
Total CRE	24,818	0.48%	24,851	0.52%	20,086	0.51%
Owner occupied CRE	969	0.23%	1,092	0.23%	3,536	0.76%
Commercial business	3,719	1.04%	3,578	0.91%	6,910	1.83%
Total commercial and industrial	4,688	0.59%	4,670	0.54%	10,446	1.24%
Single family	4,464	0.56%	4,027	0.56%	3,762	0.58%
Home equity and other	3,636	1.09%	3,807	1.20%	3,650	1.24%
Total consumer	8,100	0.71%	7,834	0.76%	7,412	0.78%
Total	$37,606	0.53%	$37,355	0.56%	$37,944	0.66%
(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Loan originations
Single family loans	$110,011	$172,947	$238,505	$360,503	$414,102
Commercial and industrial and CRE loans	15,332	50,055	12,312	105,163	34,464
Loans sold
Single family loans	131,228	187,623	323,070	377,399	469,090
Commercial and industrial and CRE loans (1)	29,965	50,292	49,137	307,430	69,810
Net gain on loan origination and sale activities
Single family loans	1,778	3,949	6,169	10,578	14,249
Commercial and industrial and CRE loans (1)	869	1,343	2,105	9,501	3,260
Total	$2,647	$5,292	$8,274	$20,079	$17,509
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Single family servicing income, net:
Servicing fees and other	$3,986	$3,952	$3,871	$3,870	$3,878
Changes - amortization (1)	(2,112)	(2,515)	(3,425)	(4,216)	(4,579)
Net	1,874	1,437	446	(346)	(701)
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	1,989	4,323	10,303	193	747
Net gain (loss) from derivatives hedging	(2,981)	(5,317)	(10,183)	(378)	(293)
Subtotal	(992)	(994)	120	(185)	454
Single family servicing income (loss)	882	443	566	(531)	(247)
Commercial loan servicing income:
Servicing fees and other	3,687	5,555	4,450	5,417	4,019
Amortization of capitalized MSRs	(1,828)	(2,337)	(1,712)	(2,346)	(1,758)
Total	1,859	3,218	2,738	3,071	2,261
Total loan servicing income	$2,741	$3,661	$3,304	$2,540	$2,014
(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Single Family MSRs
Beginning balance	$76,481	$72,378	$61,584	$61,206	$59,872
Additions and amortization:
Originations	1,453	2,295	3,916	4,401	5,166
Changes - amortization (1)	(2,112)	(2,515)	(3,425)	(4,216)	(4,579)
Net additions and amortization	(659)	(220)	491	185	587
Change in fair value due to assumptions (2)	1,989	4,323	10,303	193	747
Ending balance	$77,811	$76,481	$72,378	$61,584	$61,206
Ratio to related loans serviced for others	1.42%	1.38%	1.31%	1.11%	1.09%

Multifamily and SBA MSRs
Beginning balance	$38,130	$39,279	$39,415	$39,625	39,113
Originations	517	1,188	1,576	2,136	2,270
Amortization	(1,828)	(2,337)	(1,712)	(2,346)	(1,758)
Ending balance	$36,819	$38,130	$39,279	$39,415	$39,625
Ratio to related loans serviced for others	1.86%	1.91%	1.93%	1.94%	1.92%
(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,381,358	$1,451,237	$1,449,987	$1,433,566	$1,479,491
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	514,912	590,889	591,148	513,810	555,716
Statement savings accounts	275,399	302,359	309,462	302,389	305,395
Money market accounts	2,551,961	2,679,865	2,800,215	2,806,313	2,796,524
Total interest-bearing transaction and savings deposits	3,342,272	3,573,113	3,700,825	3,622,512	3,657,635
Total transaction and savings deposits	4,723,630	5,024,350	5,150,812	5,056,078	5,137,126
Certificates of deposit	1,720,317	969,535	915,481	906,928	995,475
Noninterest-bearing accounts - other	166,284	189,414	204,242	183,503	227,059
Total deposits	$6,610,231	$6,183,299	$6,270,535	$6,146,509	$6,359,660

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	20.9%	23.5%	23.1%	23.3%	23.3%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	7.8%	9.6%	9.4%	8.4%	8.7%
Statement savings accounts	4.2%	4.9%	4.9%	4.9%	4.8%
Money market accounts	38.6%	43.3%	44.7%	45.7%	44.0%
Total interest-bearing transaction and savings deposits	50.6%	57.8%	59.0%	59.0%	57.5%
Total transaction and savings deposits	71.5%	81.3%	82.1%	82.3%	80.8%
Certificates of deposit	26.0%	15.7%	14.6%	14.8%	15.7%
Noninterest-bearing accounts - other	2.5%	3.0%	3.3%	2.9%	3.5%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Tangible book value per share
Shareholders' equity	$552,789	$580,767	$601,231	$715,339	$710,376
Less: Goodwill and other intangibles	(30,215)	(31,219)	(31,464)	(31,709)	(32,002)
Tangible shareholders' equity	$522,574	$549,548	$569,767	$683,630	$678,374

Common shares outstanding	18,717,557	18,712,789	18,700,536	20,085,336	20,446,648

Computed amount	$27.92	$29.37	$30.47	$34.04	$33.18

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$522,574	$549,548	$569,767	$683,630	$678,374
Tangible assets
Total assets	$9,072,887	$8,582,886	$7,510,894	$7,204,091	$7,372,451
Less: Goodwill and other intangibles	(30,215)	(31,219)	(31,464)	(31,709)	(32,002)
Net	$9,042,672	$8,551,667	$7,479,430	$7,172,382	$7,340,449

Ratio	5.8%	6.4%	7.6%	9.5%	9.2%

Return on average tangible equity (annualized)
Average shareholders' equity	$603,278	$603,664	$698,598	$726,014	$726,823
Less: Average goodwill and other intangibles	(30,602)	(31,380)	(31,624)	(31,901)	(32,195)
Average tangible equity	$572,676	$572,284	$666,974	$694,113	$694,628

Net income	$20,367	$17,721	$19,951	$29,432	$27,170
Adjustments (tax effected)
Amortization of core deposit intangibles	186	191	191	229	229
Tangible income applicable to shareholders	$20,553	$17,912	$20,142	$29,661	$27,399

Ratio	14.2%	12.6%	12.2%	17.0%	15.6%

Efficiency ratio
Noninterest expense
Total	$49,889	$50,637	$54,473	$53,971	$51,949
Adjustments:
State of Washington taxes	(629)	(579)	(506)	(664)	(578)
Adjusted total	$49,260	$50,058	$53,967	$53,307	$51,371

Total revenues
Net interest income	$63,018	$60,056	$54,546	$57,084	$57,484
Noninterest income	13,322	13,013	15,558	28,620	24,298
Gain on sale of branches	(4,270)	—	—	—	—
Adjusted total	$72,070	$73,069	$70,104	$85,704	$81,782

Ratio	68.4%	68.5%	77.0%	62.2%	62.8%

Effective tax rate used in computations above	22.0%	22.0%	22.0%	22.0%	22.0%

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) changes in the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our clients; (2) the continued impact of COVID-19 on our business, employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock; and (22) the consummation of our transaction to purchase three branches in southern California. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.